Trading Under the Symbol: ISDR

Exhibit 99.3

Transcript of

Staffing 360 Solutions, Inc.

Fiscal Third Quarter 2017 Earnings Conference Call

November 15, 2017

Participants

Brendan Flood – Executive Chairman

Matt Briand – President and Chief Executive Officer

David Faiman – Chief Financial Officer

Analysts

Bill Relyea – Midtown Partners

Michael Shaw – Wells Fargo

Riyad Durrani

Presentation

Operator

Greetings, ladies and gentlemen, and welcome to the Staffing 360 Solutions Fiscal Third Quarter 2017 Earnings Conference Call.  At this time, all participants are in a listen-only mode.  A brief question-and-answer session will follow the formal presentation.  [Operator Instructions].  As a reminder, this conference is being recorded.

It is now my pleasure to introduce Brendan Flood, Executive Chairman of Staffing 360 Solutions. Thank you, Mr. Flood, you may begin.

Brendan Flood – Executive Chairman

Thank you, Operator.  And thank you to everyone who has joined us for Staffing 360’s Fiscal Third Quarter 2017 Earnings Conference Call.  I’m joined today by Matt Briand, President and Chief Executive Officer; and by David Faiman, Chief Financial Officer.

I want to bring to your attention that a webcast and a replay of this conference call is available by following the link contained on the bottom of the press release announcing this call, and that this will also be available on Staffing 360’s website, www.staffing360solutions.com.  Before we get started, I’ll take a moment to read the Safe Harbor statement regarding today’s conference call.

This conference call will contain forward-looking statements within the meaning of U.S. federal securities laws concerning Staffing 360 Solutions, Inc.  The forward-looking statements are subject to a number of significant risks and uncertainties and our actual results may differ materially.  Please refer to the Company’s filings with the SEC, which contain and identify important risks and other factors that may cause Staffing 360’s actual results to differ from those contained in our forward-looking statements.  All forward-looking statements are made as of today, November 15, 2017, and Staffing 360 Solutions expressly disclaims any obligation to revise or to update any forward-looking statement after the date of this conference call.

During these prepared comments we may make reference to certain non-GAAP measures, such as adjusted EBITDA.  Where applicable, we have provided reconciliations of these non-GAAP measures to the most directly comparable GAAP measure.

Trading Under the Symbol: ISDR	Transcript: Staffing 360 Solutions, Inc. Fiscal Third Quarter 2017 Earnings Conference Call November 15, 2017

Now, with that, I’d like to take a bit of time to talk about our performance.  When I have finished my introductory remarks, I’ll hand the call over to Matt Briand for some additional detail on the performance of our operations, and to David Faiman to explain our financial statements.  After that I will discuss progress on our strategic aims before opening the call to Q&A.

The third quarter of 2017 has been the most important, positive and transformative in the short history of the Company.  During this quarter we removed the uncertainty that has been hanging over the Company in relation to its capital structure through a refinancing of materially all of the debt on the balance sheet through a three-year, non-amortizing note of $40 million with Jackson Investment Group.  This has allowed us to clean up all of the short-term debt issues that we had and to place our working capital on to a much stronger footing.

Where the real transformation happened is in the two acquisitions that we completed in September, CBS Butler in the U.K, and firstPRO Georgia in the U.S., which have increased the run rate revenue of the Company by $85 million and more than doubled its underlying EBITDA to $11 million.  Early indications are that these businesses are performing even better than we had hoped for, and you will hear more on this from Matt.  While some of the accounting of all of this can be confusing, and Dave will help to guide you through as best we can, when the non-cash items, particularly related to the debt cleanup, are satisfied, we are generating a positive cash base net income.

In addition to these transformative events and partly because of them, we have had another record quarter.  Our revenue at $50.3 million delivered a 9.6% increase year-on-year.  Our gross profit of $9.6 million was a 13.9% uplift, and our margins continued to strengthen, as you will hear.  Our adjusted EBITDA for the quarter was $2 million, which was 24.4% up on the $1.6 million in the same quarter last year.

Our pro forma trailing 12 months adjusted EBITDA, including our two new acquisitions for the entire period, as stated, was a healthy $11 million.  While in the past we've not had a history of providing guidance, we are now at a pivotal point in the Company's progress on its pathway to profitability, so it is our expectation that we will transition to being net income positive over the next two quarters for the first time.

At this point, I'll hand the call over to Matt Briand, our President and CEO, for an update on our operational performance.  Matt?

Matt Briand – President and Chief Executive Officer

Thank you, Brendan, and good day, everyone.  Before Dave jumps into the financials I'll provide a few highlights of our operations, including a brief overview of our two acquisitions completed mid-September, our continued quest to improve our margins, and actions taken to strengthen our organic growth results.

First, I'd like to welcome both firstPRO Georgia and CBS Butler to the Staffing 360 family.  We're now close to eight weeks into the announcement, and the integration process has been a huge success.  Leadership and staff in both organizations have been engaged and supportive throughout the entire process, and I'm proud to report through our integration light process we have not seen any staff or client attrition.

FirstPRO is based in Atlanta, Georgia, with roughly 45 employees, our first U.S. acquisition outside of the Northeast in one of the fastest-growing technology markets. Their services support a local client base, primarily with information technology and accounting and finance professionals.  FirstPRO's management team has an average tenure with the firm of over 12 years.  CBS Butler is based in Redhill, which is just a few miles outside of London.  CBS employees 65 staff supporting its global client base, primarily with engineering and information technology professionals.  CBS' management team also boasts an impressive average tenure of over 12 years.  While we still have plenty of work to do, I'm happy to report the first few months of integration have gone exactly as planned.

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Trading Under the Symbol: ISDR	Transcript: Staffing 360 Solutions, Inc. Fiscal Third Quarter 2017 Earnings Conference Call November 15, 2017

Margins this quarter improved yet again.  Through Q3, 2017, our consolidated margin of almost 19% is an improvement over 18.3% the same period last year.  As mentioned on prior calls, we had a significant workers' compensation improvement in 2017.

One of our goals this year was to identify further internal improvements that would result in additional savings for the upcoming year.  Having just completed our policy annual review with our safety committee and insurance brokers, we can confirm additional premium savings in the upcoming fiscal year.

Our permanent placement divisions continue to perform at some of the highest levels we've seen, especially under the strain of some of the lowest unemployment rates in our U.S. markets.  Our perm fee staff and client base, which was primarily the London market, now includes a more global reach, as both firstPRO and CBS Butler have very mature and specialized teams generating permanent placement fees.

Segment revenue shift will continue to drive improved margins as well.  Prior to September's acquisitions, our mix of business was 50% professional and 50% light industrial.  With the addition of firstPRO and CBS, we anticipate the revenue mix closer to two-thirds professional and one-third light industrial.

In some other news, Monroe Staffing's workforce management group, which specializes in running large contingent labor forces, completed two new partnership agreements in Q2 and completed an additional partnership agreement in Q3 in our North Carolina market.  Two of the three programs are fully up and running as of today, and we anticipate the third to launch late Q4 or early 2018.  In addition, we have multiple prospects that are far along in our sales cycle, some of which are currently at the decision stage.

To support our growing presence in the Carolinas, Monroe Staffing will be opening its first South Carolina location later this month.  Fort Mill, South Carolina, just south of Charlotte, is one of the fastest job growth areas in the country.  Our intentions are to build off this growth, rapidly expanding our southeast market and opening additional branches, moving towards Greenville, South Carolina, and eventually on to Atlanta.

Additionally, leadership continues to drive cross-selling opportunities. To date, we have successfully enhanced the number of client relationships by adding new service levels or introducing sister subsidiaries, providing a better client experience and expanding market share.  This process has proved successful, both domestically as well as internationally.

And finally, on behalf of the Staffing 360 executive team, we would like to thank our dedicated staff who worked tirelessly towards achieving our corporate objectives.

I will now hand the call over to David Faiman, our Chief Financial Officer, for the financials.  Dave?

David Faiman – Chief Financial Officer

Thank you, Matt, and good morning, everyone.  For the third quarter of 2017, revenue of $50.3 million was an increase of 9.6% against the prior year third quarter of $46 million.  Revenue included $6.8 million from the two acquisitions included for a portion of the quarter, while the base business declined $2.4 million from prior year, but increased $1.5 million from the second quarter of 2017.  The organic declines stem mainly from exiting low-margin revenue, as outlined in previous calls.  Foreign currency impact was not significant.

Gross profit for the quarter of $9.6 million was an increase of $1.2 million or 13.9% over the prior year.  Stronger margins in the light industrial sector, higher margin revenue from the two acquisitions as well as lower workers' compensation costs were all contributing factors.  This had the impact of driving gross margin 8.6% versus 17.4% over the prior year, a 120 basis point improvement.

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Trading Under the Symbol: ISDR	Transcript: Staffing 360 Solutions, Inc. Fiscal Third Quarter 2017 Earnings Conference Call November 15, 2017

Our operating expenses of $9.9 million was higher by $1.4 million against the prior year quarter of $8.5 million. The current year includes approximately $384,000 of the acquisition-related deal costs that can't be capitalized and the operating expenses of the two acquisitions.  We continue to closely manage our professional fees and overhead expenses to optimize profit.  This performance translated into a loss from operations of $353,000 versus $117,000 for the prior year quarter.

Other expenses, which are primarily interest expense and financing costs, were $4.8 million versus $1.2 million in the prior year. Included in the current year is $2.8 million of non-cash loss on extinguishment of debt an approximate $600,000 non-cash charge for write-off of deferred financing fees on our old debt, both related to the refinancing of the Company's balance sheet, and approximately $565,000 of non-cash charge for stock compensation; all of this translated into a net loss for the quarter of $5.4 million versus $976,000 last year.

Taking those one-off transactions out, as well as other standard non-cash addbacks and some other non-recurring transactions, adjusted EBITDA was $2 million for the quarter, a 24.4% increase over the third quarter of 2016. Year-to-date revenue of $133.2 million was down 1.7% versus prior year of $135.4 million.  Of that decline, $1.8 million or 1.3% was due to foreign currency translation, with the remainder due to fewer working days in the first quarter due to weather-related stoppages, coupled with exiting low-margin business. This was partially offset by $6.8 million of revenue contributed by the two acquisitions.

Gross profit year-to-date of $24.8 million increased $1.2 million or 5.1% despite the lower revenue, driven by both organic and non-organic higher margin revenue and lower workers’ compensation insurance, resulting in gross margin of 18.6% versus 17.4% in the prior year.

Operating expenses of $25.4 million was lower by $746,000 against the prior year quarter of $26.2 million despite the inclusion of approximately $384,000 of the acquisition-related deal cost and operating expenses of the two acquisitions.

Other expenses of $8.6 million are up from $3.4 million in the prior year by $5.1 million, of which $4.2 million was a cumulative loss on extinguishment of debt from both the first and third quarters, driven by our balance sheet refinancing efforts and a gain on conversion of warrants in the prior year of $485,000.  We also had other non-cash write-offs and charges that I spoke about earlier.

This performance translated into net loss year-to-date of $9.4 million against $6.2 million for the prior year. However, once excluding all these one-off non-cash items, traditional non-cash addbacks and other non-recurring costs, our trailing 12 months adjusted EBITDA is now $5.8 million versus $5.4 million or an 8.1% increase.  That number increases to $11 million when taking into account the trailing performance of the two acquisitions.

Turning now to the balance sheet.  The transactions we spoke about had a significant impact.  Not only has our balance sheet now grown to $94 million, we have significantly reduced current debt obligations, have $5.4 million of cash on hand and reduced our working capital deficit to $6.5 million from $15.1 million at the end of December 2016.  It should also be noted that during the quarter we amended our revolving credit facility with MidCap Financial Trust to provide additional borrowing capacity of $1.3 million.  We're also in the process of evaluating our UK facilities and expect to close on a new facility within the fiscal fourth quarter.  With these financing transactions and our trailing 12 months pro forma adjusted EBITDA, our leverage ratio now stands at 4.1x.

Finally, turning to the statement of cash flows, net cash used in operating activities was $2.6 million year-to-date versus $778,000 of cash provided for the same period last year. The current year includes approximately $2.7 million of working capital cleanup as well as $1.6 million for the settlement of the historical CSI arbitration.  Our investing cash flows reflect the upfront cash paid for the two acquisitions net of cash we acquired and our

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Trading Under the Symbol: ISDR	Transcript: Staffing 360 Solutions, Inc. Fiscal Third Quarter 2017 Earnings Conference Call November 15, 2017

financing cash flows reflect the multitude of transactions and steps we went through this year to result in the balance sheet and cash structure we have today.

At this point, I'll hand the call back to Brendan before we open it for Q&A.

Brendan Flood – Executive Chairman

Thank you, Dave.  On our last call, I outlined to you that we're on a timetable to return our stock to the bid price compliance requirement of NASDAQ.  The Board of Staffing 360 Solutions has determined that a reverse stock split will be effected should we fail to get back into compliance in time.  I'm sure that everyone will agree that retaining our NASDAQ listing is an imperative.  We have set November 9 as the record date for shareholders to be entitled to vote on the proposal, and have set January 3 as the date for the special stockholders meeting to vote on a reserve stock split proposal.  Should the Company regain compliance without the need for this reverse stock split, then the Board will retain the right not to effect this split.

In relation to our M&A program, we are in discussions with several parties but are in no immediate rush to add to the brands in the portfolio as we continue the positive work on integrating the existing businesses and making the whole group stronger.

In conclusion, we have materially transformed our business in the last quarter, and we expect to transition to net income positive over the next two quarters.

Operator, at this point, I would like to hand the call over to a Q&A session.

Operator

Thank you.  Ladies and gentlemen, we will now be conducting a question-and-answer session.  [Operator Instructions].  Our first question comes from the line of Bill Relyea with Midtown Partners.

Q: Good morning, nice progress.  Could you talk a bit about the organic growth over the past couple of years of your two new acquisitions relative to the base company, CBS Butler and firstPRO?

Brendan Flood – Executive Chairman

Sure, Bill.  Good morning and thanks for the kind remarks.  CBS Butler has grown, on average, about 6% to 7% across each of the last couple of years, and firstPRO, because it started from a smaller base, has grown at probably a compound number of probably the low to mid-teens.  So CBS Butler is broadly in line with the progress that Staffing 360 Solutions has seen and firstPRO has grown a little bit faster.

Q: Okay.  And could you comment on –– the light industrial certainly performed well, but the professional seemed to have a bit of a weak period.

Matt Briand – President and Chief Executive Officer

Hi, Bill, this is Matt Briand.  And, yes, that statement is relatively accurate.  What we're finding on the professional side as far as low unemployment, it has certainly impacted the ability to keep the candidate pipeline full and make the placements and grow those businesses.  We’ve been spending a lot in client development and we have a tremendous amount of opportunities that are available out there, but we are working through that process now.

Q: And the light industrial is doing really well.

Matt Briand – President and Chief Executive Officer

Yes, the light industrial continues to perform well, Bill.  And some of it is due to new markets, some of it is due to the large contingent workforce group that we've put together as well.  But they do continue to churn at a fast rate.

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Trading Under the Symbol: ISDR	Transcript: Staffing 360 Solutions, Inc. Fiscal Third Quarter 2017 Earnings Conference Call November 15, 2017

Q: Is that mostly in the Northeast?

Matt Briand – President and Chief Executive Officer

It is primarily in the Northeast, although, as I mentioned on the call, in our southern markets we are continuing to capture more and more market share, so much so that we'll be opening up our first South Carolina office as well.

Q: Okay.  And one last question. Jackson, what percentage of the common stock do they actually own?

Brendan Flood – Executive Chairman

Right now, Bill, he owns about 26% and he has warrants that would potentially bring it to approximately 44% if he exercised them all.

Q: Okay, good. Thank you.

Operator

And our next question comes from Michael Shaw with Wells Fargo.

Q: Hi, guys. Good morning.  Great quarter, and clearly there's been a lot of progress on the balance sheet as well as running the business.  So my question is, as you guys start cleaning up everything and start integrating these new acquisitions, on a going-forward basis, in terms of the acquisition pipeline, have you guys given any consideration to doing share repurchases instead of doing more acquisitions?

Brendan Flood – Executive Chairman

Thanks, Michael.  That's a great question.  I would say the first instance in relation to our M&A program, I mentioned on our last call that we have a revised target of $500 million of annualized revenue run rate.  We're not going to deliver that organically from our current $260 million or so.  So, therefore, there is a requirement to make some more purchases, which we will do over the course of next 12 months.  We will, obviously, as we get to a point where our operating cash flow starts to kick off excess monies, evaluate whether the best way of spending that money for our shareholders is in buying back some of our own stock or whether it's in buying more businesses, which will drive that stock value faster.

So that's a great question.  I don't think I've really given you a clear answer.  But I can tell you that it is on our radar and we do look at it.

Q: The reason why I ask is, when I crunch the numbers on these acquisitions, they seem like they can be expensive, because the debt is very expensive.  You only have two ways you can buy something, debt or equity, so if the debt is becoming very expensive and the stock is very cheap it would seem to me that acquisitions end up being very costly.

So if debt becomes something where, especially if Jackson has certain covenants that make it difficult, then you might have to resort to the stock, and if the stock is very cheap that's being extremely dilutive and it's very damaging to shareholders.  So it would seem to me that by signaling to the market and to the shareholders that you take dilution very seriously by starting a share repurchase program of some sort or a buyback or tender offer, that it might make the currency of the stock more attractive.

Brendan Flood – Executive Chairman

Yes.  And I think it’s a valid point.  I think there are several parts to my answer.  Firstly, is that the amount of stock used in the two acquisitions that we made was almost minimal, so therefore, there was negligible dilution to the shareholder base.  We did decide to go with a debt-based approach simply because the share price, we believe, is materially undervalued.  The manner in which we will bring that debt balance down is partly driven by the

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Trading Under the Symbol: ISDR	Transcript: Staffing 360 Solutions, Inc. Fiscal Third Quarter 2017 Earnings Conference Call November 15, 2017

operating cash flow that we'll generate over the course of the next few years, and partly driven by the fact that at a certain point in the evolution of staffing companies, the EBITDA almost grows exponentially.  And we're not at that tipping point yet, but with a couple of more acquisitions I believe we'll be at that tipping point, which will allow us to refinance that debt more effectively without resorting to dilution for the shareholders.

Q: I guess a more open question then is this, is that if we think that the stock price is really undervalued, let's say, for example, you turn down a $1.10 offer and you think the stock might be worth, I don’t know, let's say, $1.40 or higher.  So you're saying that in that case then every dollar that you spend on the stock, you get $1 back because you're essentially buying something for $1 that's actually worth $2.

But let's say you buy a company instead, and let's say for every dollar of revenue you're spending, let's say, $0.30 on it, and let's say the whole thing is debt-fueled, so that's fine, there's no cash going out the door.  So it sounds like on an operating margin of 19%, for every $1 that we're spending on revenue you get $0.19 back because that's what the operating margin is, $0.05 probably goes to interest expenses because it's 12%, and then another 5% on operating expenses.  So it sounds like at the end of every year you have about $0.09 left over.

So it confuses me that, while I totally agree with you that growth is clearly an important factor, you only gain about $0.09 a year for every dollar worth of purchases that you're making on acquisitions versus having $1 upfront in terms of the stock when you buy it back.  So, I’m wondering if you can walk me through why that's better.

Brendan Flood – Executive Chairman

It's a balancing act, Michael, between what is great for today and what is great for the next three years.  So if we were to take our available cash today and buy shares in the market, and therefore, reduce the total number of shares outstanding, and hopefully proportionately drive the average share price up, that would look great today, but it would take away our cash availability to buy something that would protect tomorrow and the day after.  So it is truly a balancing act.  Our strategy is to get to $500 million.  We believe at $500 million we will be kicking off somewhere between 5% and 10% EBITDA, call it, 7.5%, and that will materially give us a greater gain on our share price and buying back of the shares—

Q: Buy if you're making 7.5% EBITDA and your interest cost is 12%, that's not necessarily accretive to shareholders.  It seems like it's very accretive to the debt holder.

Brendan Flood – Executive Chairman

Again, I'll repeat the answer.  It is a balancing act between what is great for today's dollar and what is great for the future of the Company and what the Company will look like in two years or three years’ time as opposed to two weeks or three weeks’ time.  But your point is absolutely valid, so if you were purely working on what is great for the shareholder today, we would be out in the market spending every dollar that we have available repurchasing our shares.

Q: Right.  My point is that, you shouldn’t be using every single to buy back shares, obviously, that's not realistic. However, I think it would be very useful for the Company on a long-term basis as well to signal that the Company and the management recognizes that the share price is grossly undervalued, and by doing that and by trying to signal to the market that the equity is too low, you provide yourself with more avenues of financing in the future.

And that's the point.  It's not even a two- or three-week type of problem that we're talking about here.  We're talking about is raising the enterprise value of the Company in order for you to be able to finance future purchases in a way that's probably much more economical than what's being done today.

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Trading Under the Symbol: ISDR	Transcript: Staffing 360 Solutions, Inc. Fiscal Third Quarter 2017 Earnings Conference Call November 15, 2017

Brendan Flood – Executive Chairman

Michael, I think you've got a very valid point.  I'm not sure how many different ways I can answer the same question.  It is a balancing act.  The Board of Directors do look at that balancing act as to which is the best way to spend our money.  And we have determined that going for growth is right now a better answer to the future of our company than going out with a share repurchase program.

Operator

Thank you.  Our next caller is Riyad Durrani [ph].

Q: Good morning, gentlemen, and congratulations again on a great quarter.  I just have a couple of questions. One of them is, back in the spring you had mentioned in one of your press releases that you were going to be reaching out to a firm to help you increase the investor base.  I haven't heard anything since then about that and I was wondering, given where we are, what are some of your efforts that you've done to expand the investor base in the company.

And my second question is, if you can just speak specifically to the progress that you made around exiting low-margin contracts.  I know you mentioned, you've been doing that.  I don't think you gave us a sense of where are you in exiting those.  Is it 50% of the way?  Are you almost done, etc.? Thank you.

Brendan Flood – Executive Chairman

In relation to our institutional investor program, we have, at this stage, held somewhere in the region of 50 to 60 meetings across New York and Chicago, so it is in progress.  We have been doing it.  Part of the challenge that we're facing is that a lot of these institutional holders cannot buy a $0.70 stock, they have to buy a $3, $5 stock. So again it's an iterative approach to continue to drive the performance of the company, to continue to drive the performance of the stock, but continue to hammer that message out to these institutional investors so that when we get to the point where they can invest in us, they can do so.

So we've been doing quite a lot of it.  We did engage Dresner Allen and also FleishmanHillard, and we have been working closely with both of those over the course of the last five months to six months to make sure that our message is out there.  Dave and I have probably spent 75% of the last six months in financing meetings of some description and investor relation meetings of some other description.

In terms of the low-margin business, I'll pass that one over to Matt.

Matt Briand – President and Chief Executive Officer

Real quickly, I'll break it into two segments.  On the light industrial side, we've been acting out of that low-margin business over the course of the last 12 months.  And I would say that of the business that we've identified as a low-margin business that we wanted to exit, we are primarily out of those agreements.

On the professional services side, we have one subsidiary up in our Massachusetts location, that a good portion of their business was what I would consider low-margin business that we also decided to exit out of.  We did not renew the contract—it’s primarily in the government sector—we did not renew the contract, and over the course of the next 18 months our contractors will phase off out of that business.  So in that regard we're probably about 50% there, and we'll achieve the other 50% over the course of the next 12 months to 18 months.

Q: All right. Thank you.

Operator

It looks like we have reached the end of our Q&A session.  I would now like to turn the floor back over to Brendan Flood for closing comments.

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Trading Under the Symbol: ISDR	Transcript: Staffing 360 Solutions, Inc. Fiscal Third Quarter 2017 Earnings Conference Call November 15, 2017

Brendan Flood – Executive Chairman

Okay.  Thank you, Danielle.  In summary, we have materially strengthened our balance sheet.  We'll continue to drive improvements in our operations, and we will now set our internal plans towards our new target of $500 million in annualized revenue run rate.  As always, as a management team, we remain committed to growth in revenue, to growth in earnings and to growth in shareholder value.

Operator, that is the end of our call.  Thank you all, again, and have a very pleasant day.

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